Exhibit 99.1

Avnet Announces $475 Million Bond Transaction
February 3, 2003

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced the pricing of its offering of $475 million of five year 9.75% Senior Unsecured Notes. This transaction was made in conjunction with Avnet’s previously announced tender offers to purchase any or all $200 million of its outstanding 6.45% Notes due August 15, 2003 and up to $117.2 million of its outstanding 8.20% Notes due October 17, 2003. Avnet intends to amend the terms of the tender offer for its 8.20% Notes Tender Offer to purchase any or all of its $250 million outstanding 8.20% Notes. The net proceeds of the notes offering will be used to retire all of Avnet’s outstanding notes maturing in 2003, either through the Tender Offers or at maturity. The notes offering is expected to close on Wednesday February 5, 2003. Credit Suisse First Boston and Banc of America Securities LLC jointly led the transaction.

This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state or other jurisdiction. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission.

Interested parties may obtain a copy of the Prospectus from Credit Suisse First Boston by contacting the Prospectus Department at 212-325-2580.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “expect,” “would,” “should,” and “estimate.” Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information

Phoenix, Ariz.-based Avnet, Inc. (NYSE:AVT) is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:
John J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.c/om